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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20594

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 31, 2002
(Date of earliest event reported)

CARNEGIE INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado (State of other jurisdiction of incorporation or organization)	0-8918 (Commission File No.)	13-3692114 (IRS Employer Identification No.)

11350 McCormick Road, Executive Plaza 3, Suite 1001, Hunt Valley, Maryland 21031
(Address of principal executive offices)

(410) 785-7400
(Registrant's telephone number)

Item 5.

        On July 31, 2002 the Company sold its holdings in Paramount International Telecommunications, Inc, ("Paramount") to Sierra Telecommunication, Inc., a Nevada Corporation that is a non-related company. The Company acquired Paramount In February 1999. Paramount is an outside service provider to the hospitality, health care and pay-telephone industries in the United States and Canada. The transaction includes Sierra assuming all debt of Paramount, including the debt to the Eberle Family Trust of $1,360,148 and in a separate Mutual Release Agreement the Eberle Family Trust released their liens on the Company as a result of that debt.

        We made the decision to sell Paramount based on demands by the Trust for payment of the amounts due under the Purchase Agreement (filed as Exhibit 10.24 to the Corporation's Form 10-KSB, filed with the Commission on April 27, 1999 and incorporated by reference herein.) and the delays in the Company's action in its suit against its former auditor Grant Thornton, and the problems and uncertainty of the telecommunications industry. Paramount relied on carriers such as Qwest and MCI-WorldCom for factoring their billings and has experienced some delays in that factoring and refusal to bill certain accounts.

        We estimate that this transaction will result in a reported gain of $261,272 in the third Quarter 2002. Once we file our 2001 10-KSB and the first and second Quarter reports we will file an amended 8-K, pro-forma required pursuant to Article 11 of Regulation S-X.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2002	/s/ LOWELL FARKAS President & CEO

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  Item 5.
SIGNATURES